Exhibit 8.1

February 2, 2009

Invitel Holdings A/S

Teglholmsgade 1

2450 Copenhagen, Denmark

Ladies and Gentlemen:

We have acted as special United States tax counsel to Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC Delaware”), and Invitel Holdings A/S, a Danish corporation (“Invitel Denmark”) in connection with the Agreement and Plan of Merger, dated November 17, 2008, (including the exhibits thereto, the “Merger Agreement”), by and among HTCC Delaware, Invitel Denmark, and Invitel Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Invitel Denmark (“MergeCo”), pursuant to which HTCC Delaware shall be merged with and into MergeCo with MergeCo surviving as a wholly-owned subsidiary of Invitel Denmark (the “Merger”) on the terms and conditions set forth therein and pursuant to which each share of HTCC Delaware shall automatically be converted into the right to receive one American depositary share of Invitel Denmark (an “Invitel Denmark ADS”) representing one ordinary share of Invitel Denmark (an “Invitel Denmark ordinary share”) or, at the election of HTCC Delaware shareholders, Invitel Denmark ordinary shares. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form S-4 (Registration No. 333-155788) (as amended, the “Registration Statement”) filed by Invitel Denmark with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letter of HTCC Delaware and Invitel Denmark delivered to us for purposes of this opinion (the “Representation Letter”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by HTCC Delaware and Invitel Denmark in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letter “to the knowledge of”, or based on the belief of HTCC Delaware and Invitel Denmark or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth under the caption “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences,” to the extent they state matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Simpson Thacher & Bartlett LLP.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences” in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

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